UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2017

RUBY TUESDAY, INC.

(Exact name of registrant as specified in its charter)

Georgia	1-12454	63-0475239
(State of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)

333 East Broadway Avenue

Maryville, Tennessee 37804

(Address of Principal Executive Offices)

(865) 379-5700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

New Credit Facility

On May 26, 2017, Ruby Tuesday, Inc. (the “Company”) entered into a $20.0 million 364-day senior secured revolving credit agreement (the “New Credit Facility”) with UBS AG, Stamford Branch, to replace its previously-disclosed four-year revolving credit agreement with Bank of America, N.A., as Administrative Agent; Wells Fargo, National Association; and Regions Bank, as amended, restated or otherwise modified up to and including January 31, 2017 (the “Prior Credit Facility”). The description of the Prior Credit Facility set forth under Item 1.01 in the Company’s Current Report on Form 8-K/A dated January 31, 2017 is incorporated by reference herein.

Among other things, the New Credit Facility replaces the Prior Credit Facility, which was paid off in full on May 26, 2017. The New Credit Facility is extended to the Company on substantially the same terms as the Prior Credit Facility. The New Credit Facility is secured substantially by mortgages over certain of the Company’s real estate assets, and substantially all of the Company’s personal property, including equity interests in certain of its subsidiaries. The New Credit Facility increases the flexibility of the Debt to EBITDAR ratio compared to the Prior Credit Facility, from 4.65:1.00 to 5.00:1.00 and reduces the permitted indebtedness under its senior notes (the “Senior Notes”) from $350.0 million to $212.5 million. Although the total commitment amount of $20.0 million under the New Credit Facility has been reduced from $30.0 million under the Prior Credit Facility, the $15.0 million sublimit for standby letters of credit remains unchanged.

Under the terms of the New Credit Facility, interest rates charged on borrowings can vary depending on the interest rate option we choose to utilize. Our options for the rate are a Base Rate or LIBOR plus, in either case, an applicable margin, provided that the rate shall not be less than zero. The Base Rate is defined as the highest of the issuing bank’s prime rate, the Federal Funds rate plus 0.50%, or the Adjusted LIBO Rate (as defined in the New Credit Facility) plus 1.0%. The applicable margin for the LIBO-based option is a 4.00% and for the Base Rate option is a 3.00%. We pay commitment fees quarterly of 0.50% on the unused portion of the New Credit Facility.

The New Credit Facility is effective as of May 26, 2017. As of May 26, 2017, the Company has no amounts drawn under the revolving loan commitment under the Senior Credit Facility, and has $10.9 million drawn under standby letters of credit under the New Credit Facility.

Mortgage Loan Modification

On May 25, 2017, the Company entered into a loan modification amendment (the “FTN Mortgage Loan Modification”) relating to certain of its mortgage loan obligations (the “FTN Loan Documents”) with First Tennessee Bank, N.A., as lender (“First Tennessee”).  The Company previously entered into a waiver with First Tennessee on January 31, 2017, pursuant to which First Tennessee granted the Company a permanent waiver relating to the FTN Loan Documents Event of Default relating to the Prior Credit Facility.

Under the FTN Mortgage Loan Modification, First Tennessee has granted the Company a limited waiver of any default or events of default under the FTN Loan Documents solely relating the Company’s execution and performance under the New Credit Facility, including any incurrence of debt thereunder, and the guaranty and security interest grants made under the New Credit Facility and related security documentation.

As of May 26, 2017, the Company had $4.8 million in mortgage loan obligations outstanding under the FTN Loan Documents.

The foregoing descriptions of the New Credit Facility and the FTN Mortgage Loan Modification are summaries only, and are qualified in their entirety by reference to the complete text of the New Credit Facility and the FTN Mortgage Loan Modification.

Item 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 26, 2017

RUBY TUESDAY INC.

By:	/s/ Rhonda Parish
Rhonda Parish
Chief Legal Officer